Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Bureau of National Affairs, Inc.:

We consent to the use of our reports dated March 14, 2006, except as to Note 1B to the consolidated financial statements, which is as of December 20, 2006, with respect to the consolidated balance sheets of The Bureau of National Affairs, Inc. and subsidiaries ("the Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, cash flows and the consolidated financial statement schedule included as Item 15(a)(2) on the Company's Form 10-K/A for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K/A of the Company, incorporated herein by reference.

Our report dated March 14, 2006, except as to the third through fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as Restated), which are as of December 20, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management's restated assessment as of December 31, 2005: (a) the Company’s policies and procedures did not provide for a sufficiently detailed, periodic review by the Company’s accounting group of the software division’s operations to provide adequate knowledge of the extent of post-sale support in order to account for revenues in accordance with generally accepted accounting principles, and (b) the Company lacked adequate personnel with technical expertise to identify complex sales transactions that require an in-depth technical accounting analysis to ensure that revenues are accounted for in accordance with generally accepted accounting principles.

We also consent to the use of our report dated June 27, 2006 with respect to the statements of net assets available for benefits of The BNA 401(k) Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2005, and the supplemental schedule of assets held for investment purposes as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Company, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP

McLean, Virginia
February 28, 2007

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